  Exhibit (h)(19)(ii)

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULE 498A
And
FUND DISCLOSURE DOCUMENTS

Great-West Life & Annuity Insurance Company of New York (“GWLA NY”), Great-West Life & Annuity Insurance Company (“GWLA”, and together with GWLA NY, the “Company”), Neuberger Berman Advisers Management Trust (the “Fund”), a Delaware statutory trust, and Neuberger Berman BD LLC (the “Underwriter”), a Delaware limited liability company, entered into three Fund Participation Agreements dated January 1, 1999, March 1, 2005 and March 1, 2006, as each may be amended from time to time (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of April 5, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless the Fund prepares and provides the Fund Documents that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.
Provision of Fund Documents; Website Posting.
(a).
Fund Documents. The Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)
Summary Prospectus for the Portfolios;

(ii)
Statutory Prospectus for the Portfolios;

(iii)
Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)
Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios.

(b).
Deadline for Providing, and Currentness of, Fund Documents. The Fund and the Underwriter shall provide the Fund Documents specified in 1(a)(i), (ii), and (iii) above to the Company (or its designee) on a timely basis (reasonably sufficient enough in advance to facilitate the required website posting) and provide updated versions as necessary, to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts. The Fund and the Underwriter shall provide the Shareholder Reports specified in 1(a)(iv) above on a timely basis (reasonably sufficient to facilitate the required website posting) but no later than five (5) days before the date each time that the materials are required to be posted by Rule 30e-3 under the 1940 Act.

(c).
Format of Fund Documents. The Fund and the Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)
are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);
(ii)
permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and
(iii)
permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs 1(c)(i) and (ii) above (in accordance with paragraph (h)(3) of Rule 498A).
(d).
Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e).
Use of Summary Prospectuses.
(i).
The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.
(ii).
The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.
Content of Fund Documents.  The Fund and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).
Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).
Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.
Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a).
At their reasonable expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 30 business days after the request from the Company is received by either the Fund or the Underwriter.

(b).
Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c).
The Fund and/or the Underwriter shall reimburse the Company for the reasonable costs of mailing the Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting Fee specified above.

4.
Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 business days after the close of each Portfolio’s fiscal year:
(a).
the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements;
(b).
the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N- 1A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and
(c).
the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods).

5.
Construction of this Amendment; Participation Agreement.

(a).
This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).
To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

6.
Termination. This Amendment shall terminate upon the earlier of:

(a).
termination of the Participation Agreement; or

(b).
60 days written notice from any Party to the other Parties.

7.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

8.
Several Liability. The responsibilities, obligations, duties and liabilities of the Fund are separate and distinct from the responsibilities, obligations, duties and liabilities of the Underwriter. Furthermore, the Parties agree that the assets and liabilities of each Portfolio are separate and distinct from the assets and liabilities of each other Portfolio, and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Protective Life and Annuity Insurance Company, as administrator on behalf of Great-West Life & Annuity Insurance Company of New York and each Separate Account:
By: /s/ Steve Cramer
Print Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

Protective Life Insurance Company, as administrator on behalf of Great-West Life & Annuity Insurance Company and each Separate Account:
By: /s/ Steve Cramer
Print Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

The Fund:

By: /s/ Brian Kerrane
Title: Chief Operating Officer and Vice President
The Underwriter:
By: /s/ Brian Kerrane
Title: Managing Director